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                                                                     EXHIBIT 8.1

October 13, 1998

Board of Directors
Remington Oil and Gas Corporation
8201 Preston Road, Suite 600
Dallas, Texas 75225-6211

Re: Merger of S-Sixteen Holding Company (formerly Box Brothers Holding Company) and Remington Oil and Gas Corporation (formerly Box Energy Corporation).

Gentlemen:

     You have requested our opinion as to certain federal income tax consequences of (1) the proposed merger (the "Merger") of S-Sixteen Holding Company ("SSHC") with Remington Oil and Gas Corporation ("ROIL"), and (2) the exchange by stockholders of ROIL of their shares of ROIL class A and/or class B stock, as applicable, for shares of ROIL common stock (the "Recapitalization") as set forth in the Agreement and Plan of Merger dated June 22, 1998, (the "Merger Agreement"), attached as Appendix I to the Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") filed with the Security and Exchange Commission as part of the Form S-4 Registration Statement (Registration No. 333-61513) dated August 14, 1998, and any amendments thereto (the "Registration Statement"). The Merger and the Recapitalization are referred to collectively as the "Transactions."

RELIANCE ON CERTAIN FACTS AND REPRESENTATIONS

     In rendering our opinion, we have relied upon the accuracy and completeness of the facts and representations (without regard to any limitation based on knowledge or belief):

          (i) set forth in this opinion

          (ii) contained in the documents listed in Exhibit A to this opinion, and

          (iii) set forth or referenced in the representation letters, dated October 13, 1998, signed by appropriate officers of ROIL, SSHC and Mr. J.R. Simplot attached as Exhibit B to this opinion.

     ROIL, SSHC and Mr. J.R. Simplot have represented that such facts and representations are true, correct and complete. However, we have not independently audited or otherwise verified any of these facts and representations. A misstatement or omission of any fact or a change or amendment in any of the facts or representations we have relied upon may require a modification of all or a part of this opinion. In addition, our opinion is based on such facts and representations as represented to us as of the date of this letter. Any changes in the facts or representations upon which we have relied between the date of this letter and the actual closing of the Transactions may require a modification of all or part of this opinion. Our opinion assumes that the Transactions will be executed in accordance with the terms of the documents set forth in Exhibit A. We have no responsibility to update this opinion for events, transactions, circumstances or changes in any of the facts or representations occurring after this date.

PREMISE OF OPINION

     Our opinion is expressed only with respect to those federal income tax issues called for by Section 7.2(d) of the Merger Agreement and as to factual matters based upon representations received from SSHC and ROIL. The opinion expressed is based upon our interpretation of the Internal Revenue Code of 1986, as amended ("the Code"), income tax regulations thereunder, court decisions, rulings and procedures issued by the Internal Revenue Service ("the Service"), and other authorities that we deemed relevant, in each case as of the date of this opinion.
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     U.S. federal income tax laws and regulations, and the interpretations thereof, are subject to change, which changes could adversely affect this opinion. Should there be any change, including any change which has retroactive effect, in the Code, the regulations thereunder, and the administrative guidance issued thereunder, or in the prevailing judicial interpretation of the foregoing, the opinion expressed herein would necessarily have to be reevaluated in light of such change. Our opinion is as of the date of this letter, and we have no responsibility to update this opinion for changes in applicable law or authorities occurring after the date of this opinion.

     Our opinion is limited to the specific U.S. federal income tax consequences set forth below. Under the Merger Agreement, SSHC and the shareholder of SSHC are responsible for evaluating all tax consequences to them of the Merger. Accordingly, except to the extent set forth below, our opinion does not address the tax consequences to them of the Transactions, including any shareholder of ROIL acting in a capacity as a shareholder of SSHC.

     We have not considered any non-income tax consequences arising from the Transactions (including (without limitation) corporate law or securities law matters), or any state, local, foreign, or other income tax (other than federal income tax) consequences, and therefore we express no opinion regarding the treatment that would be accorded the Transactions for such purposes. The opinion does not address the tax consequences of the Transactions to a stockholder of ROIL other than United States individual shareholders who hold ROIL class A and/or class B stock as a capital asset. The opinion does not address the tax consequences of the Transactions to a stockholder of ROIL class A and/or class B stock that has a special status, including insurance companies; tax-exempt entities; financial institutions or broker-dealers; foreign corporations; estates and trusts not subject to U.S. federal income tax on their income regardless of source; persons who are not citizens or residents of the United States; and persons who acquired their ROIL common stock as a result of the exercise of an employee stock option, pursuant to an employee stock purchase plan, or otherwise as compensation.

     The opinion addresses federal income tax consequences of the Transactions solely with respect to the stockholders of ROIL class A and/or class B stock in their capacity as shareholders of ROIL. No opinion is expressed about the federal income tax consequences of the Transactions to persons acting in any other capacity (e.g., as an employee of ROIL).

     This opinion is not binding on the Service, and there can be no assurance that the Service will not take positions contrary to the conclusions expressed in our opinion. However, should the Service challenge the U.S. federal income tax treatment of the matters discussed below, our assessment reflects the probable outcome of litigation related to such matters.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND THE RECAPITALIZATION

     In our opinion:

          1. The Merger will constitute a reorganization within the meaning of
     Section 368(a)(1)(A) of the Code. The Recapitalization will constitute a reorganization with the meaning of Section 368(a)(1)(E) of the Code.

          2. No gain or loss will be recognized by ROIL or SSHC in the Merger and the Recapitalization (Sections 1032 and 361 of the Code).

          3. No gain or loss will be recognized by the stockholders of ROIL upon the exchange of their shares of class A or class B ROIL shares, as the case may be, solely for shares of ROIL common stock in connection with the Recapitalization, except with respect to cash, if any, in lieu of fractional shares of ROIL common stock (Sections 354 and 356 of the Code).

          4. The aggregate tax basis of the shares of ROIL common stock received solely in exchange for shares of class A or class B ROIL shares, as the case may be, in connection with the Recapitalization (including fractional shares of ROIL common stock for which cash is received) will be the same as the

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     aggregate tax basis of the shares of class A or class B ROIL stock, as the case may be, exchanged therefor (Section 358 of the Code).

          5. The holding period for shares of ROIL common stock received in exchange for shares of class A or class B ROIL shares, as the case may be, in connection with the Recapitalization will include the holding period of the class A or class B ROIL shares exchanged therefor, provided such shares were held as capital assets by the ROIL stockholder at the effective time of the Recapitalization (Section 1223(1) of the Code).

          6. The payment of cash in lieu of fractional share interests in ROIL common stock in the Recapitalization will be treated for federal income tax purposes as if the fractional share interests were issued as part of the Recapitalization and were subsequently redeemed by ROIL. Subject to the limitations discussed in this paragraph, the cash payments will be treated as having been received as distributions in full payment in exchange for the fractional share interests received as provided in Section 302(a) of the Code (Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2
     C.B. 574). Gain or loss will be recognized on such exchange (determined under Section 1001 of the Code and subject to the limitations of Section 267 of the Code) and, if the fractional share interest is a capital asset in the hands of the exchanging holder, will constitute capital gain or loss to such holder subject to the provisions and limitations of Subchapter P and Chapter 1 of the Code. However, if a ROIL shareholder does not experience a sufficient reduction in proportionate interest in ROIL, such ROIL shareholder may recognize dividend income equal to all or a portion of the cash received in lieu of fractional share interests, instead of recognizing capital gain or loss (Sections 302(d) and 301). The determination as to whether there has been a sufficient reduction in proportionate interest must be made by each individual shareholder based on his, her or its specific factual situation.

     This opinion is solely for the benefit of ROIL, SSHC, and the shareholders of ROIL in their capacity as such and is not intended to be relied upon by any other party. Except to the extent expressly permitted hereby, and without the prior written consent of this firm, this letter may not be quoted in whole or in part, or otherwise referred to in any documents or delivered to any person or entity. Any such authorized other party receiving a copy of this letter must consult and rely upon the advice of their own counsel, accountant, or other advisor.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in such document.

                                            Very truly yours,

                                            ARTHUR ANDERSEN LLP

Attachments

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                                                                       EXHIBIT A

                              LISTING OF DOCUMENTS

     1. Agreement and Plan of Merger, among S-Sixteen Holding Company and Remington Oil and Gas Corporation dated June 22, 1998.

     2. Form S-4 Registration Statement/Proxy Statement (Registration No. 33-61513), dated August 14, 1998, including any exhibits and amendments thereto.